Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, July 14, 2026 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its June 2026 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna has been added to the Russell 3000 Index and Russell 2000 Value Index following the latest Russell reconstitution. The Company views this as a positive step in broadening Soluna’s visibility across index-aware investors and the small-cap institutional market.
●	Soluna’s Project Dorothy campus is featured on the cover of North America Clean Energy’s July/August 2026 issue.
●	Soluna has scheduled its first quarterly earnings conference call for 5:00 pm EDT on August 13, 2026, to review and discuss Q2 performance highlights. Call details will be provided in a separate press release.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Operations remained strong despite increased curtailments during the 4CP period. The site remains at full capacity.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Operations remained strong despite increased curtailments during the 4CP period. The site remains at full capacity.

Project Sophie (25 MW, Bitcoin Hosting):

●	Operations remained strong for the month, with all customers at full capacity.

PROJECT
KATI 1
SOLUNA HOLDINGS, INC. | NASDAQ: SLNH

Project Kati 1 (83 MW Under Construction, Bitcoin Hosting):

●	Operations at K1A Galaxy (48 MW) have remained steady this month despite increased curtailments during the 4CP period.
●	Construction of K1B (35 MW, Soluna MDCs/Cormint Containers): Substantial completion was achieved for Phase 2 Soluna MDCs (9 MW). Construction on Phase 3 Soluna MDCs (14 MW) is ongoing and ahead of schedule.

Project Kati 2 (350+ MW, Under Development, AI/HPC Hosting):

●	Following last month’s RFP launch for Phase I design-development and construction, a general contractor has been selected and is being onboarded to lead the design-build process. Detailed Design documentation is now approximately 50% complete.
●	Tenant due diligence has progressed to formal commercial negotiations with one potential tenant. A Letter of Intent (LOI) for this potential tenant has been signed, and the focus is on finalizing the design, commercial terms, and lease agreement.
●	Long lead equipment procurement continues. LOIs signed with key electrical equipment providers.

Project Dorothy 3 (300+ MW, Under Development, AI/HPC Hosting):

●	Environmental due diligence, survey work, and fiber studies remain in progress.
●	Schematic design and master planning has begun.
●	Hiring is in the final stages for a Texas-based community engagement consultant to further discussions with local officials.

Pipeline Highlights:

●	Capital formation and construction design activities have commenced for Projects Annie and Fei. ERCOT interconnection studies for these two projects are nearing completion.
●	Secured land for Project Fei and finalizing PSA negotiations.
●	Projects Ellen, Hedy, and Rosa are advancing through the interconnection and transmission process.
●	Continuing to advance partnership opportunities and evaluate potential assets with multiple IPPs across the U.S.

Customer Success:

●	Completing MW deployments across partnership agreements secured at Project Dorothy 1 & 2.

Briscoe Wind Farm (150 MW, Co-located to Project Dorothy):

●	Repair work is ongoing. An additional crew and crane have been deployed to accelerate completion after a two-week delay caused by high winds.
●	The sale of renewable energy credits was completed for the second quarter.
●	Operations leadership met with the Briscoe County officials to discuss further opportunities for Soluna to support the local community.

View Soluna’s recent AMA here.

Soluna’s updated glossary of terms is available here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the development, construction, commissioning, and operation of our project pipeline, including Project Kati 1, Project Kati 2, Project Dorothy 3, Project Annie, Project Fei, Project Ellen, Project Hedy, and Project Rosa , and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 30, 2026. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

X (formerly Twitter): x.com/solunaholdings

YouTube: youtube.com/c/solunacomputing

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co